Exhibit 99.1

Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: MWW Group Richard Tauberman (rtauberman@mww.com) (201) 507-9500

38 Corporate Circle

Albany, NY 12203

www.twec.com

NEWS RELEASE

TRANS WORLD ENTERTAINMENT NAMES

JAMES A. LITWAK AS PRESIDENT AND CHIEF OPERATING OFFICER

Albany, NY – October 19, 2005 – Trans World Entertainment Corporation (NASDAQ: TWMC), the largest specialty music retailer in the nation, today announced the appointment of James A. Litwak as President and Chief Operating Officer (COO).  Mr. Litwak will be responsible for all merchandising and marketing initiatives and store operations for the Company.

“Jim will play a significant role in assisting our management team to help drive growth initiatives in our existing and new businesses, while concentrating on the merchandising and marketing areas and overseeing the store operations,” stated Robert J. Higgins, Chairman and Chief Executive Officer. “His industry expertise combined with his prior experience at Trans World as Executive Vice President of Merchandising and Marketing, will make him an outstanding addition to our already strong management team.  We will be well-positioned to capitalize on the many opportunities that lie ahead.”

Mr. Litwak served as Executive Vice President, Merchandising and Marketing at Trans World from 1996 – 2000.  During this time, Trans World achieved 15 quarters of positive comparable store sales growth and three years of record earnings.

Most recently, Mr. Litwak was Senior Vice President of Columbia House.  In his career Mr. Litwak has held several executive merchandising positions including 14 years at Macy’s where he was President of Macy’s West.

“I am pleased to be rejoining Trans World as its President,” said James Litwak. “Trans World is a very exciting place to work with many talented people, a history of success and significant growth potential.  I am confident in my ability to contribute greatly to the Company’s strategy and look forward to the opportunity to drive the Company’s growth in the years ahead.”

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates over 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com,

www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the f.y.e. brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.